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                                                                    Exhibit 16.1

                  [Richard A. Eisner & Company LLP Letterhead]

                                                                January 11, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Gentlemen:


We have read item 4 of Form 8-K, which was filed on or about January 7, 2000 by Villageworld, Com, Inc. (formerly Big City Bagels, Inc.) and are in agreement with the statements contained therein which relate to Richard A. Eisner & Company, LLP. We have no basis to agree or disgree with respect to the statements regarding the engagement of and consulations with Laurence Rothblatt & Company.


Very truly yours,




/s/ Richard A.Eisner & Company,LLP
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Richard A. Eisner & Company, LLP